                                                                     EXHIBIT 9.1

                             PARTNERSHIP AGREEMENT
                            KEITH-REID PARTNERSHIP

   This Partnership Agreement ("Agreement") is made and entered into and is effective as of January 1, 1988, by and between ARAM H. KEITH, ("Keith") and FLOYD S. REID ("Reid"), who together may be referred to as "the Partners."

   The Partners desire to form a general partnership under the laws of the State of California in Corporations Code Sections 15001-15045, for the purposes and on the terms and conditions stated in this Agreement.

                                   ARTICLE I
                          Name and Place of Business

    1.1 Name:  The name of this business is the Keith-Reid Partnership.
    ---------

    1.2 Principal Place of Business: The principal office and place of business
    ---------------------------------
    of the Partnership is 200 Baker Street, Costa Mesa, CA 92626. The principal office and place of business of the partnership may be changed from time to time, and other offices may be established by actions taken in accordance with the provisions of this Agreement that govern management of the Partnership's business affairs.

                                   ARTICLE II
                           Term, Purposes and Powers

   2.1 Term:  The Partnership shall begin on the date of this Agreement and
   --------
   shall continue until one or more of the partners shall, after January 1, 1995, give written notice ("the Notice") to the Partnership and to the other partners of an election to dissolve the Partnership as of the next anniversary of the partnership's date of commencement. In the event such Notice is given, the Partnership shall dissolve and its affairs shall be wound up, unless it is terminated earlier, as provided in this Agreement.

   2.2 Purposes:  The Purposes of the Partnership are to: (1) Acquire and invest
   -------------
   in Real Property, primarily in the states of California, Arizona and Nevada;
   (2) organize, invest in, make loans (either secured, unsecured or by means of personal guarantee) to various diverse businesses (either partnerships, corporations or joint ventures) as the partners may from time to time organize; (3) Manage and dispose of those businesses and properties; and (4) Do all things incidental to or in furtherance of these enumerated purposes.

   2.3 Powers: The Partnership is empowered to do any and all things necessary,
   -----------
   appropriate, or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Partnership and its properties, including but not limited to the following:

      (1)  Entering into and performing contracts of any kind;
      (2) Acquiring, constructing, operating, maintaining, owning, transferring, Brenting, or leasing any property, real, personal or mixed;
      (3) Borrowing money and issuing evidences of indebtedness, and securing any such indebtedness by mortgage, deed of trust, pledge, lien, or other security interest in or on any properties of the Partnership;
      (4) Applying for and obtaining governmental authorizations and approvals;
      (5)  Bringing and defending actions at law or equity; and
      (6) Subject to the express provisions of this Agreement, purchasing the interest of any partner.

                                  ARTICLE III
                               Statutory Filings

    3.1 Fictitious Business Name Statement: The Partners, or any one of them on
    ----------------------------------------
    the Partnership's behalf, shall sign and cause to be filed and published an appropriate fictitious business name statement under the California Fictitious Business Name Law within 40 days after the partnership begins doing business, within 40 days after any subsequent change in its membership, and before the expiration of any previously filed statement. Each partner appoints Floyd S. Reid as his or her agent and attorney-in-fact to execute on his or her behalf any such fictitious business name statement relating to this Partnership.

    3.2 Address and Agent for Service: The Partnership shall execute and file
    -----------------------------------
    with the California Secretary of State a statement pursuant to California Corporations Code Section 24003 in which the location and complete address of the Partnership's principal office in California, as set forth above, is designated and in which Floyd S. Reid is designated as the agent of the Partnership for service of process.

    3.3 Statement for Partnership Real Property: Promptly after the date the
    ---------------------------------------------
    Partnership begins and forthwith upon any subsequent change in its membership, the partnership shall sign, acknowledge, and verify a statement as provided in California Corporations Code Section 15010.5, and cause it to be recorded in each county in California in which the Partnership owns or contemplates owning real property or any interest in real property. That statement shall include a statement as permitted under Section 15010.7 of that Code to the effect that any conveyance, encumbrance, or transfer of an interest in the Partnership's real property must be signed on behalf of the Partnership by its two original partners if they are the only partners, or if there are additional partners, by its managing partner, acting alone, or any two other partners.

                                  ARTICLE IV
                       Capital and Partners Compensation

    4.1 Managing Partner: While the original partners are the only partners,
    ----------------------
    they together shall act as managing partners; however, upon the admission of a new partner, or upon the death, disability, or incapacity of an initial partner, one or more managing partners shall be elected as provided in
    Article VIII.

         It is understood and agreed that any partner may engage in other enterprises, including enterprises in competition with the partnership, and that the partners need not offer business opportunities to the partnership but may take advantage of those opportunities for their own accounts or for the accounts of other partnerships or enterprises with which they are associated. Irrespective of the foregoing, the managing partner, if there be one, may engage in such activities where enterprise has been offered to the Partnership and where the Partnership and the other partners have declined to acquire said enterprise on behalf of the Partnership, the managing partner may acquire said enterprise. Neither the partnership nor any other partner shall have any right to any income or profit derived by a partner from any enterprise or opportunity permitted under this section.

    4.2 Partners capital, Profit and Loss Ratio: Initially, Keith and Reid shall
    --------------------------------------------
    contribute cash to the partnership in the ratio of their profit and loss sharing percentages. While they are the only partners, they shall continue to contribute cash to the Partnership, as needed, in their profit and loss ratios. At such time as additional partners are admitted, each partner, or Mr. Keith or Mr. Reid on their behalf, shall contribute such further cash as is necessary in the opinion of the managing partner, in their then profit and loss sharing ratios.

    4.3 Loans by Partners: Cash amounts advanced to the Partnership in excess of
    ----------------------
    the amounts specified as Partners' Capital are loans to the Partnership and will accrue interest at the rate of ten percent (10%) per annum. Such interest is to be an expense of the partnership prior to the calculation of any profits.

    4.4 Partners Drawing Accounts: Each partner shall be entitled to draw
    ------------------------------
    against profits such amounts as shall from time to time be agreed on by a majority in interest of the partners. These amounts shall be charged to the partners' drawing accounts as they are drawn.

         4.4.1 Notwithstanding the provisions of this agreement governing
         -----
    drawing accounts of partners, to the extent that any partner's withdrawals under those provisions during any fiscal year of the partnership exceed that partner's distributive share of the partnership's profits, the excess shall be regarded as a loan by the partnership that the partner is obligated to repay within sixty (60) days after the end of that fiscal year, with interest on the unpaid balance at a rate of ten percent (10%) per annum from the end of that fiscal year to the date of repayment.

         4.4.2 Notwithstanding anything in this agreement to the contrary, the
         -----
    aggregate amounts distributed to the partners from the partnership's profits shall not exceed the amount of cash available for distribution, taking into account the partnership's reasonable working capital needs as determined by a majority in capital interest of the partners.

    4.5 Calls for Additional Capital: Whenever is  determined by unanimous
    ----------------------------------
    agreement of the two initial partners or by written agreement of partners holding eighty percent (80%) in capital interest of the partnership that its capital is or is presently likely to become insufficient for the conduct of its business, those partners may, by written notice to all partners, call for additional contributions to capital. These contributions shall be payable in cash no later than the date specified in the notice, and no sooner than ten (10) days after the notice is given. Each partner shall be liable to the partnership for that partner's share of the aggregate contributions duly called for under this paragraph. Each partner's share shall be in proportion to his or her share of the partnership's profits, but no call shall be for more than an aggregate of hundred thousand dollars ($100,000) in any calendar quarter except with the unanimous agreement of all partners.

                                   ARTICLE V
                         Accounting and Record Keeping

5.1  Fiscal Year of Partnership: The fiscal year of the Partnership shall be the
---------------------------------
calendar year.
5.2  Accounting Method: The Partnership books shall be kept on the Cash basis.
------------------------
5.3  Capital Accounts Balances
------------------------------

     5.3.1 Capital Accounts: An individual capital account shall be maintained
     -----
for each partner, and the partner's initial capital contribution in cash or property shall be credited to that account. Capital accounts shall be maintained in accordance with Treasury Regulation Section 1.704.1(b)(2)(iv).) No additional share of profits or losses shall inure to any partner because of changes or fluctuations in the partner's capital account.

     5.3.2 Increases in Capital Accounts: The capital account for each partner
     -----
shall be credited with or increased by the following:
          (1) The partner's initial capital contribution to the partnership;

          (2) Any additional capital contributions made by the partner from time to time as authorized by this Agreement;
          (3) The partner's share under this agreement of the partnership's profits; and
          (4) On the partnership's dissolution and in its winding up, the credits authorized by the provisions of this Agreement that relate to adjustments of capital accounts in connection with liquidation.

     5.3.3 Reduction in Capital Accounts: The capital account for each partner
     -----
shall be debited with or reduced by the following:
          (1) Distributions to the partner of cash or property, which property shall be valued for this purpose at its fair market value;
          (2) The partner's share under this Agreement of the partnership's losses and of any items then required under applicable tax laws, rules, and regulations to be debited to capital accounts of partners, to the extent and in the manner so required;
          (3) The proportionate share of any partnership interest given to any family member, or sold pursuant to all provisions of the Partnership Agreement; and
          (4) On the partnership's dissolution and in its winding up, the debits authorized by the provisions of this Agreement that relate to adjustments of capital accounts in connection with liquidation.

     5.3.4. Capital Account Adjustments on Liquidation: In connection with the
     ------
actual liquidation of the properties of the Partnership on its dissolution and winding up, the capital accounts shall be adjusted to reflect the following:

          (1) The results of operations for the fiscal period then ended.
          (2) The results of transactions in connection with the liquidation.
          (3) Unrealized gain or loss on property of the Partnership that is to be or has been transferred to creditors on account of their claims or distributed to partners on account of their interests in the Partnership. The amount of such unrealized gain or loss shall be computed by comparing the fair market value of any such property to its adjusted basis for federal income tax purposes. Such unrealized gain or loss shall be allocated to the partners' capital account in the same manner as the gain or loss from the actual sale of such property would have been allocated.
          (4) The distribution of cash or property to partners made on the liquidation.
               If there is a deficit in any partner's capital account after the capital accounts have been adjusted as provided in this Agreement in connection with the liquidation of the properties of the partnership, that partner (the partner at that time and not any predecessor) shall contribute the amount of such deficit to the Partnership before the end of the taxable year of the liquidation or by such earlier date as may be required to complete the liquidation in accordance with a duly adopted plan of liquidation. Amounts thus contributed shall be distributed to or among the creditors and partners in accordance with the then applicable provisions for distribution of partnership property on dissolution, winding up, and liquidation.

                                   Article VI
                        Determination of Profit and Loss

6.1 Calculation of Profit or Loss: The Partnership's net profit or new loss for
----------------------------------
each fiscal year shall be determined as soon as practicable after the close of that fiscal year shall be determined in accordance with the accounting principles employed in the preparation of the federal income tax return filed by the partnership for that year, but without any special provisions for tax exempt or partially tax exempt income.

6.2 Definitions of Profit and Loss: "Profit" and "loss" for all purposes of this
-----------------------------------
agreement shall be determined in accordance with generally accepted accounting principles and procedures applied in a consistent manner. However, the calculation of profit and loss shall take into account partnership income exempt from federal income tax and partnership expenses and costs not deductible or properly chargeable to capital for federal income tax purposes. Every item of income, gain, loss, deduction, credit, or tax preference entering into the computation of profit or loss shall be considered as allocated to each partner in the same proportion as profit is allocated to that partner for any year in which the partnership operates at a profit, and in the same proportion as loss is allocated to that partner for any year in which the partnership operates at a loss. Any increase or reduction in the amount of any item of income, gain, loss, or deduction attributable to an adjustment to the basis of partnership property made pursuant to a valid election under Section 754 of the Internal Revenue Code of 1986, as amended (or any successor statue corresponding to that section), and pursuant to the corresponding provisions of applicable state and local income tax laws, shall be charged or credited, as the case may be, and any increase or reduction in the amount of any item of credit or tax preference attributable to any such adjustment shall be allocated, to the capital accounts of those partners entitled to them under such code or laws.

                                  ARTICLE VII
                              Records and Reports

7.1 Partnership Books: Proper and complete books of account of the Partnership
----------------------
business shall be kept at the Partnership's principal place of business and shall be open to inspection by any of the partners or their authorized representatives at any reasonable time during business hours. The accounting records shall be maintained in accordance with generally accepted bookkeeping practices for this type of business and method of accounting.

7.2 Annual Report to Partners: Within one hundred twenty (120) days after the
------------------------------
end of each fiscal year, the Partnership shall furnish to each partner an annual report consisting of at least (1) a copy of the Partnership's federal income tax returns for that fiscal year, (2) a supporting statement of income or loss, (3) a balance sheet showing the Partnership's financial position as of the end of that fiscal year, and (4) any additional information that the partners may require for the preparation of their individual federal and state income tax returns.

                                  ARTICLE VIII
                                   Management

8.1 Appointment of Managing Partner: The initial partners shall together
------------------------------------
exercise the duties and responsibilities of managing partner. At such time as other partners are admitted, a new managing partner shall be appointed, although that office may continue to be held jointly by Mr. Keith and Mr. Reid provided that they continue to be partners. The managing partners(s) shall have control over the business of the Partnership and assume direction of its business operations. The managing partner shall consult and confer as far as practicable with the non-managing partners, but except as provided in paragraph 8.2, the power of decision shall be vested in the managing partner. The managing partner's duties shall include control over the partnership's books and records. Except as otherwise expressly provided in this agreement, all things to be done under the managing partner's control and supervision. The managing partner shall be entitled to reimbursement semi-monthly, on the submission of an itemized account, of any sums he shall have expended for the benefit of the Partnership's business. Compensation of the Managing Partner shall be determined by a majority in capital interest of the partners. On the managing partner's death, resignation, or other disability, a successor managing partner shall be selected by a majority in capital interest of the partners.

8.2 Acts Requiring Majority Consent:   The following acts may be done only with
-------------------------------------
the consent of an eighty percent majority in capital interests of the partners.

     8.2.1 Purchase or sale of real property, however, this shall not limit the
     -----
     managing partner's ability to execute purchase transactions where no forfeitable money is placed at risk until such time as the remaining partners have reviewed and approved the transaction.

     8.2.2 Borrowing money in the Partnership's name, other than in the ordinary
     -----
     course of the Partnership's business or to finance any part of the purchase price of the Partnership's properties.

     8.2.3 Transferring, hypothecating, compromising, or releasing any
     -----
     partnership claim except on payment in full.

     8.2.4 Selling, leasing, or hypothecating any partnership property or
     -----
     entering into any contract for any such purpose, other than in the ordinary course of the partnership's business and other than any hypothecation of partnership property to secure a debt resulting from any transaction permitted under 8.2.2.

8.3 Partnership Funds: All partnership funds shall be deposited in the
----------------------
partnership's name and shall be subject to withdrawal on the signature of any partner, acting alone. The Partnership's bank account shall be maintained at the Security Pacific National Bank, or at such other bank as the partners shall determine.

                                   ARTICLE IX
                             Changes in Membership

9.1  Admitting New Partners:  A new partner who is unrelated by blood or
---------------------------
marriage to one of the initial partners may be admitted to the partnership as of the beginning of any calendar month, but only with the written approval of an eighty percent (80%) majority in capital interest of the partners. It is contemplated that from time to time either or both of the initial partners may make transfers of portions of their partnership interests to his children or a spouse of a child. Such transfers shall be made as of the first day of the calendar month in which the gift of partnership interest is made. Each new partner shall be admitted only if the new partner shall have executed this agreement or an appropriate supplement to it in which the new partner agrees to be bound by the terms and provisions of this agreement as they may be modified by that supplement. Admission of a new partner shall not cause dissolution of the Partnership.

9.2 Interest of New Partner: A newly admitted partner's capital contribution and
---------------------------
share of the Partnership's profits and losses shall be set forth in the written consents of the partners consenting to the admission of the new partner, but admission of a new partner shall not reduce the participation in the partnership's profits of any partner who has not consented to that admission.

9.3 Transfer of Partnership Interests: No partner has the right to sell or
-------------------------------------
otherwise transfer or encumber his Partnership interest or any part thereof except upon, the following terms and conditions and under the following circumstances. The interest of a partner, or any part thereof which he desires to sell or otherwise transfer, may be transferred:

     9.3.1 To any entity, whether incorporated or unincorporated, in which a
     -----
partner or partners of this Partnership continue to retain at least a fifty-one percent (51%) of the ownership interests and voting control of the entity;

     9.3.2 To the Partnership or to any other partner of this Partnership;
     -----
     9.3.3 By testamentary disposition or by gift to a partner's spouse and/or
     -----
issue or to a trust for the benefit of such spouse or issue;

     9.3.4 Upon sale to a third person not included among the groups of persons
     -----
set forth immediately above in sub-paragraphs 9.3.1 through 9.3.3, provided that said interest has first been offered for sale to, and refused by, each other partner and to the Partnership as hereinafter provided.

          Prior to the sale of a partner's interest to such third party, the selling partner shall offer the interest for sale to each partner and to the Partnership on the same terms and conditions that he proposes to sell said interest to the third party. Such offer shall be given in writing to the Managing Partner at the then principal office of the Partnership, and the Partnership shall then have thirty (30) days to elect to decline to first purchase said interest on behalf of the Partnership out of Partnership funds. If the Managing Partner declines to purchase the interest being sold on behalf of the Partnership, he shall advise each of the remaining partners of the terms of the contemplated sale, and shall determine which, if any, of the remaining partners wish to purchase all or part of the Partnership Interest being sold. Partners wishing to purchase shall do so in the ratio of invested capital among only those partners who also wish to purchase. If the Managing Partner does not notify the selling partner that the Partnership will purchase his Partnership Interest within the thirty day period on the specified terms, and if no other partners have notified the selling partner within a forty-five (45) day period commencing when said selling partner first gave Notice to the Managing Partner, then the selling partner may sell the interest to the third party on the same terms and conditions as offered to the Partnership. However, if said sale is not consummated within ninety (90) days after the expiration of the period of notice to the Partnership and the partners, then the Partnership Interest must be re-offered to the Partnership and to each partner, as provided herein.

     9.3.5 Upon the transfer of a Partnership Interest or a portion thereof in
     -----
accordance with this Section 9.3, the transferred partner shall become a substituted partner only upon the consent of the Managing Partner, which consent shall not be unreasonably withheld. Upon such consent, the partners shall execute and record an amendment to the Certificate of Partnership as provided by law, and the selling partner or his assigns shall pay all reasonable expenses of transfer and substitution.

9.4 Partner's Death, Disability, or Voluntary Withdrawal: The Partnership shall
----------------------------------------------------------
not dissolve or terminate on any partner's death, permanent physical or mental disability, or retirement or voluntary withdrawal from the Partnership, but its business shall continue without interruption and without any break in continuity. on death, disability, or retirement or voluntary withdrawal from the Partnership of any partner, the others shall not liquidate or wind up the affairs of the Partnership, except as otherwise provided in this agreement, but shall continue to conduct a partnership under the terms of this agreement with any successor or transferee of the deceased or withdrawn partner.

9.5 Partner's Bankruptcy or Insolvency: A partner shall cease to be a partner
---------------------------------------
and shall have not interest in common with the remaining partners or in partnership property when the partner does any of the following:

     9.5.1 obtains or becomes subject to an order for relief under the
     -----
Bankruptcy code.
     9.5.2 obtains or becomes subject to an order or decree of insolvency under
     -----
state law.
     9.5.3 Makes an assignment for the benefit of creditors.
     -----
     9.5.4 Consents to or suffers the appointment of a receive or trustee to any
     -----
substantial part of the partner's assets that is not vacated within sixty (60) days.
     9.5.5 Consents to or suffers an attachment or execution on any substantial
     -----
part of the partner's assets that is not released within sixty (60) days.
     9.5.6 Consents to or suffers a charging order against the partner's
     -----
interest in the partnership that is not released or satisfied within sixty (60) days.

     From the date of that event, the former partner shall be considered in equity as a vendor to the partnership of that partner's share of the partnership's assets at a price equal to the credit balance of that partner's capital account at that date, as increased by that partner's share of any partnership profit and reduced by that partner's share of any partnership loss not yet reflected in his or her capital account. That amount shall be considered a debt owed by the partnership to that partner or that partner's assignee or trustee, and all necessary deeds and other documents shall be executed for the vesting of that partner's share in the partnership.

9.6 Default
-----------

     9.6.1 Events of Default: An event of default shall occur with respect to
     -----
the applicable partner upon the happening of any one of the following events (collectively "Events of Default"):

     9.6.1.1 A partner transfers (whether voluntarily or involuntarily), or
     -------
     attempts to transfer, its Partnership interest, except as permitted by
     Section 9.9.3.

     9.6.1.2 A partner breaches any other material term or condition of this
     -------
     agreement not specified above (unless this agreement specifically provides that such breach does not constitute an event of default), and fails to cure such breach within thirty (30) days after receipt of a notice from any non-defaulting partner specifying the breach in question; provided, however, if the breach in question is one that will reasonably require more than thirty (30) days to cure, an event of default shall not occur if the partner in question commences cure within the abovementioned thirty (30) day period and diligently prosecutes such cure to completion.

         A partner with respect to which an event of default occurs shall be referred to herein as the "defaulting partner" and the other partner shall be referred to herein as the "non-defaulting partner (or partners)".

     9.6.2 Remedies Upon Default:
     -----

     9.6.2.1 If an event of default occurs, the non-defaulting partners shall
     -------
     have the right to do any one or more of the following:

          (a) Bring any proceeding in the nature of specific performance, injunction or other equitable remedy, against the defaulting partner, it being acknowledged by each of the partners that the damages at law may be an inadequate remedy for a default or threatened breach of this agreement.

          (b) Bring an action on its own behalf or on behalf of the Partnership against the defaulting partner with respect to such event of default (which action the partners agree may be maintained without the necessity of maintaining an action for accounting) or bring any action as may be permitted to recover damages on behalf of the Partnership or the non-defaulting partner.

          (C) Take such action or institute such proceeding as may be appropriate to secure an accounting and to dissolve, wind up and terminate the Partnership in accordance with Article X, which right to dissolve, wind up and terminate the Partnership is hereby granted to the non-defaulting partner.

          (d) Acquire the partnership interest of the defaulting partner utilizing the "established value" of the partnership's assets, as determined in Section 9.7 upon the terms and conditions hereinafter set forth.

          (e) Institute the purchase and sale procedures described in Article IX, by giving notice to the defaulting partner; however, in such event, all costs and expenses incurred in connection with the purchase and sale procedure shall be paid by the defaulting partner.

          (f) If the Managing Partner is the defaulting partner, upon ten (10) days' prior written notice to him, given within the sixty (60) day period referred to in sub-section 9.6.3 below, remove such defaulting party as the Managing Partner and assume the rights and responsibilities of the Managing Partner as set forth in this agreement. In such event, the defaulting managing partner shall promptly deliver to the new Managing Partner all partnership funds and the land in his possession and all books and records of the Partnership.

         .9.6.2.2 The non-defaulting partners may only exercise the remedies
         ---------
         described in 9.6.2.1 provided that the election to exercise such remedy or remedies is given prior to the earlier of the defaulting partner's cure of the event of default in question or the expiration of sixty
         (60) days from the date on which the event of default occurs (after giving effect to all curative periods).

     9.6.3 Rights of Non-defaulting Partner: If an event of default occurs with
     -----
respect to any partner and the non defaulting partner elects to wind up and dissolve the Partnership or the Partnership is required to dissolve and wind up, then:

          9.6.3.1 The defaulting partner shall immediately cease to be a partner
          --------
     and shall not be entitled to bind or act on behalf of the Partnership or non-defaulting partners, or to vote on or approve any Partnership decision or action. The nondefaulting partners may send such notices of dissolution to such persons and entities as the non-defaulting partners may deem appropriate and necessary under the circumstances.

          9.6.3.2 The non-defaulting partners shall settle the business of the
          --------
     Partnership as expeditiously as its nature will permit and account for the interests of the Partners. Such settlement procedures may include, but shall not be limited to, a public or private sale of all or any part of the assets of the Partnership.

          9.6.3.3 The prior written consent of all of the non-defaulting
          --------
     partners shall be required prior to any consent to any administration of the Partnership's assets by a referee, trustee, or Court of Bankruptcy. The non-defaulting partners shall have the right at all times to continue the business and affairs of the Partnership.

9.7 Valuation of Partner's Interest: The value of a partner's interest in the
-----------------------------------
Partnership shall be agreed upon by the parties, or if not, for purposes of this agreement shall be determined by appraisal as follows:

      Within thirty (30) days after the event requiring appraisal or, in the case of a partner's death or legal disability, within ninety (90) days after appointment of that partner's personal representative, the partnership and the partner whose interest is to be appraised, or that partner's personal representative, either (1) shall jointly appoint an appraiser for this purpose, or (2) failing this joint action, shall each separately designate an appraiser and, within thirty (30) days after their appointment, the two designated appraisers shall jointly designate a third appraiser. The failure of either the partnership or the partner whose interest is being appraised or that partner's personal representative to appoint an appraiser within the time allowed shall be deemed equivalent to appointment of the appraiser appointed by the other party. The appraiser should be well qualified, but need not be an MAI appraiser.

    If, within sixty (60) days after the appointment of all appraisers, a majority of the appraisers concur on the value of the interest being appraised, that appraisal shall be binding and conclusive. If a majority of the appraisers do not concur within that period, the determination of the appraiser whose appraisal is neither highest nor lowest shall be binding and conclusive. The partnership and the partner whose interest is to be appraised, or that partner's estate or successors, shall share the appraisal expenses equally.

    A partner's interest in the Partnership so appraised shall be based on that partner's proportional interest in the Partnership's aggregate capital.

9.8 Standards of Appraisal: In arriving at a valuation figure, the appraisers
--------------------------
shall use the going-concern concept, and observe the following bases for valuation but not be limited to them in computing the partnership's value:

     9.8.1 Buildings and land shall be valued at fair market value.
     -----
     9.8.2  Machinery and equipment shall be valued at replacement cost.
     -----
     9.8.3 In determining fair market value, the existence of a willing
     -----
purchaser shall be assumed.
     9.8.4 A valuation shall be placed on items of substantial value not carried
     -----
on the Partnership's books.

     9.8.5 Investment securities owned by the partnership for which there is an
     -----
established trading market shall be valued at the market price on the effective date of valuation. For this purpose, market price means (a) for securities listed on any national securities exchange or for which sales are reported on NASDAQ, the last reported sales price on that date (or, if no sales on that date are reported, on the next preceding day for which sales were reported), and (b) for other publicly traded securities, the mean between the highest bid and lowest asked prices reported for these securities on that date (or, if no such prices are reported on that date, on the next preceding day for which such prices were reported).

     9.8.6 Investment securities owned by the Partnership for which there is no
     -----
established trading market shall be valued at the amounts at which they are carried on the Partnership's books in accordance with generally accepted accounting principles, utilizing the equity method under Opinion 18 of Accounting Principles Board to the extent applicable.

     9.8.7 Contingent items shall not be specifically deducted from the
     -----
valuation figure, but they shall be considered in assessing the value of the Partnership's goodwill.
     9.8.8 Adjustments shall be made for the federal and state income tax effect
     -----
on the differences between tax bases and the market values determined by the appraisers.

9.9 Payment of Purchase Price: Except as otherwise provided, whenever the
-----------------------------
Partnership is obligated or, having the right to do so, chooses to purchase a partner's interest, it shall pay for that interest, at its option, in cash or by promissory note of the Partnership, or partly in cash and partly by note. Any promissory note shall be dated as of the effective date of the purchase, shall mature in not more than two (2) years, shall be payable in installments that come due not less frequently than annually, shall bear interest at the rate of ten (10%) percent per annum, and may, at the Partnership's option, be subordinated to existing and future debts to banks and other institutional lenders for money borrowed.

9.10 Assumption of Outstanding Partnership Liabilities: Except as otherwise
-------------------------------------------------------
provided, the continuing partnership shall pay, as they mature, all partnership obligations and liabilities that exist on the effective date of a partner's termination and shall hold the terminating partner harmless from any action or claim arising or alleged to arise from those obligations or from liabilities accruing after that date.

                                   ARTICLE X
                                  Dissolution

10.1 Winding Up of Affairs: On any dissolution of the partnership under this
---------------------------
agreement or applicable law, except as otherwise provided in this agreement, the continuing operation of the Partnership's business shall be confined to those activities reasonably necessary to wind up the Partnership's affairs, discharge its obligations, and preserve and distribute its assets. Promptly on dissolution, a notice of dissolution shall be published under California Corporations Code Section 15035.5 or any equivalent successor statute then applicable.

10.2 Distributions on Liquidation: on the dissolution of the Partnership, its
--------------------- -------------
business shall be wound up and its properties liquidated, and the net proceeds of the liquidation, together with any property to be distributed in kind, shall be distributed as follows:

     10.2.1 First, to the payment of the Partnership's debts and obligations
     -------
that are then due, including any loans or advances that may have been made by any of the partners (such debts and obligations to creditors other than partners having priority over debts and obligations to partners) and the expense of winding up and liquidation.

     10.2.2 Secondly, to the establishment of any reserves that the partners may
     -------
consider necessary, appropriate, or desirable for any future, contingent, or unforeseen liabilities, obligations, or debts of the partnership, which reserves may but need not be deposited with an independent escrow holder with instructions to disburse them in payment of those liabilities, obligations, and debts and, at the expiration of such period as the partners may have specified, to distribute the balance remaining as provided in this agreement.

     10.2.3 Thirdly, to the partners in proportion to the balances in their
     -------
respective capital accounts after giving effect to the adjustments of capital accounts in connection with liquidation authorized by this agreement, but if all capital accounts then have zero balances such distributions to partners shall be made in proportion to the allocation of profit from the sale of partnership property applicable under this agreement as of the date of such distributions.

                                   ARTICLE XI
                            Miscellaneous Provisions

11.1 Indemnification: Each partner shall indemnify and hold harmless the
---------------------
Partnership and each of the other partners from any and all expense and liability resulting from or arising out of any gross negligence or misconduct on his or her part to the extent that the amount is not covered by the applicable insurance carried by the Partnership.

11.2 Amendments: This agreement may be amended at any time and from time to time
---------------
upon agreement of eighty percent (80%) or more of the partners, calculated in the ratio of their profit and loss ratio. Any amendment must be in writing and signed by each person who is then a partner.

11.3 Notices: Any written notice to any of the partners required or permitted
-------------
under this agreement shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, first class postage prepaid, return receipt requested, and addressed to the addressee at the address state opposite his or her name below, or at the most recent address specified by written notice given to the sender by addressee under this provision. Notices to the Partnership shall be similarly given, and addressed to it at its principal place of business.

11.4 Counterparts:  The parties may execute this agreement in two or more
-----------------
counterparts, which shall, in the aggregate, be signed by all the parties; each counterpart shall be deemed an original instrument as against any party who has signed it.

11.5 Governing Law: This agreement is executed in and intended to be performed
------------------
in the State of California, and the laws of that state (other than as to choice of laws) shall govern its interpretation and effect.

11.6 Successors: This agreement shall be binding upon and inure to the benefit
---------------
of the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this agreement.

11.7 Severability: If any term, provision, covenant, or condition of this
-----------------
agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of the agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

11.8 Entire Agreement: This instrument contains the entire agreement of the
---------------------
parties relating to the rights granted and obligations assumed in this instrument. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

11.9 Further Assurances: Each party agrees to execute such other and further
------------------------
instruments and documents as may be necessary or proper in order to complete the transactions contemplated by this agreement.

11.10 Time of Essence: Time is hereby expressly made of the essence with respect
----------------------
to the performance by the parties of their respective obligations under this agreement.

11.11 Computation of Time: If any period of time specified in this agreement
--------------------------
would otherwise end on a Saturday, Sunday or legal holiday, it shall be deemed extended to end on the next day following which is not a Saturday, Sunday or legal holiday.

11.12 Specific Performance: It is the intent of the partners that the
---------------------------
requirement or obligation, if any, of one partner to sell its interest in the Partnership, or any portion thereof, to the other partner in accordance with any provisions of this agreement and the right of either partner to purchase a partnership interest as herein provided, shall be enforceable by specific performance, with the same force and effect, and at least to the same extent as is permitted by law for the specific performance of a contract relating to the purchase of real property or an interest therein.

11.13 Terminology: All personal pronouns used in this agreement, whether used in
-----------------
the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Titles of articles, sections and sub-sections are for convenience only, and neither limit nor amplify the provisions of the agreement itself, and all references herein to articles, sections or sub-sections shall refer to the corresponding article, section or sub-section of this agreement unless specific reference is made to such article, section or subsection of another document or instrument. The use of the term "section" in this agreement shall be deemed to refer to "sub-sections" whenever the context so requires, and vice versa.

11.14 Attorney's Fees: In the event of the bringing of any action or suit by a
----------------------
party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action of suit, including reasonable attorney, accounting and engineering fees, and any other professional fees resulting therefrom.

11.15 Authority: Each individual signing for each of the parties hereunder
---------------
warrants and represents that he is an authorized agent of such party, on whose benefit he is executing this agreement, and is authorized to execute the same.

                                  ARTICLE XII
                                   Execution

12.1  IN WITNESS WHEREOF, the partners have executed this agreement as of the
----
date first shown above.


/s/ ARAM H. KEITH
-----------------------       31761 Peppertree Bend
Aram H. Keith,                San Juan Capistrano, CA 92675
a married man,                75% capital interest
as community property

/s/ FLOYD S. REID
-----------------------       1319 E. Balboa, Unit C.
Floyd S. Reid,                Newport Beach, CA 92661
a married man as his          27% capital interest
sole and separate property

                             AMENDMENT NO.1 TO THE
                             PARTNERSHIP AGREEMENT
                                    OF THE
                            KEITH-REID PARTNERSHIP

This Amendment No. 1 ("Amendment") to that certain Partnership Agreement (the "Agreement") of the Keith-Reid Partnership, a California general partnership, is made and entered into and is effective as of January 1, 1990, by and between ARAM H. KEITH ("Keith") and FLOYD S. REID ("Reid"), who together may be referred to as the "Partners." Capitalized terms not defined herein are defined in the Agreement.

                                    RECITALS

WHEREAS, the Partners desire to clarify their intention with respect to the Managing Partner in the event of the death or disability of one of the Managing Partners; and
WHEREAS, the Partners desire to amend the Agreement to so clarify the Agreement.

                                   AMENDMENT

THEREFORE, the Partners agree to Amend the Agreement as follows:
1. Management - Section 8.1. Section 8.1 is hereby amended by deleting the last
   -------------------------
sentence thereof, and replacing it with the following:

If no other partners have been admitted to the Partnership, then on the death, resignation or other Disability of either managing partner, the person or persons who are the successor in interest to such Partner's capital interest shall designate the managing partner to serve along with the other managing partner.

If other partners have been admitted to the Partnership and a managing partner other than either of the two original Partners has been selected, then on the death, resignation or other disability of such managing partner, a successor managing partner shall be selected by a majority in capital interest of the partners.

2. No Other Changes. Except as otherwise specifically provided in this
   -----------------
Amendment, the Agreement, as amended by Amendment this Amendment No. 1, shall continue unchanged and in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.


Aram H. Keith



Floyd S. Reid

                             AMENDMENT NO.2 TO THE
                             PARTNERSHIP AGREEMENT
                                     OF THE
                             KEITH-REID PARTNERSHIP

This Amendment No. 2 ("Amendment") to that certain Partnership Agreement (the "Agreement") of the Keith-Reid Partnership, a California general partnership, is made and entered into and is effective as of July 1, 1992, by and between ARAM
H. KEITH ("Keith") and FLOYD S. REID ("Reid"), who together may be referred to as the "Partners." Capitalized terms not defined herein are defined in the Agreement.
                                    RECITALS

WHEREAS, the Partners have engaged in a number of enterprises, both within and without the Partnership, and desire to act in concert with respect to such enterprises for the benefit of each other; and WHEREAS, the nature or structure of some of the enterprises in which the Partners are engaged is such that conducting such enterprises through the Partnership is not feasible or desirable;
WHEREAS, the Partners desire to amend the Agreement to provide that each of the Partners will conduct his affairs with respect to such enterprises in a manner which benefits both Partners, regardless of whether such enterprises are conducted through the Partnership or otherwise.

                                   AMENDMENT

THEREFORE, the Partners agree to Amend the Agreement as follows:

1.     Miscellaneous - Section 11.16. A new Section is hereby added to the
       ------------------------------
Agreement, as follows:

       11.16 Conduct of Other Enterprises: Notwithstanding the provisions of
       -----------------------------------
Section 4.1 that permit a Partner to   operate an enterprise or engage in an
opportunity, the Partners hereby agree that after consulting with each other and discussing in good faith a proposed course of action, that they will each conduct their affairs with respect to the management of any enterprise in which both Partners (including members of their immediate families) have an interest in a manner determined by Keith to be in the best interests of the Partners. Such management issues shall include, but are not limited to, decisions
concerning cash infusions, liquidation, voting and   management personnel. Such
enterprises include, but are not limited to Pacific-Teal Development, Inc.; Targeted Resources, Inc.; Competitive Technology, Inc.; Somerset Properties
Partnership; Harvest Development Company,   Inc.; Keith Engineering, Inc.; The
Keith Companies- Inland Empire, Inc.; The Keith Companies -Hawaii, Inc. ; The Keith Companies-North Counties, Inc. and any other entities which the Partners may subsequently acquire or in which both partners (including their children) invest. Each.
       Partner shall also make a good faith effort to influence each of their respective family members to do likewise.

       2. No Other Changes. Except as otherwise specifically provided in this
          -----------------
Amendment, the Agreement, as amended by Amendment No. 1 and this Amendment No. 2, shall continue unchanged and in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.



/s/ ARAM H. KEITH
-----------------------------
Aram H. Keith


Floyd S. Reid